Morgan Stanley Real Estate Fund
                          Item 77(O) 10F-3 Transactions
                         December 1, 2004 - May 31, 2005



Securi  Purch   Size   Offeri  Total   Amount    % of    % of
  ty     ase/    of      ng    Amount    of     Offeri  Funds   Broker  Purcha
Purcha  Trade  Offeri  Price     of    Shares     ng    Total     s       sed
  sed    Date    ng      of   Offerin  Purcha   Purcha  Assets           From
                       Shares    g       sed      sed
                                         By       By
                                        Fund     Fund
Develo  12/15  5,450,  $45.15 $246,06  12,200    0.06%  0.10%           Stiefe
 pers    /05    000            7,500                                      l,
Divers                                                          Morgan  Nockol
 ified                                                          Stanle  as and
Realty                                                            y       Co.